EXHIBIT 99.1

IBEX Limited Announces $70 Million Repurchase from The Resource Group International, Exiting Controlled Company Status

WASHINGTON, November 19, 2024 (GLOBE NEWSWIRE) -- IBEX Limited (“ibex”, or “the Company”) (Nasdaq: IBEX), a leading global provider of business process outsourcing (BPO) and AI-powered customer engagement technology solutions, today announced that it repurchased an aggregate of 3,562,341 of the Company’s common shares beneficially owned by The Resource Group International, Limited (“TRGI”), which represents approximately 20% of the diluted shares outstanding. These shares were unregistered and were not part of the public float. The purchase price was $19.65 per share, which was the last closing price, as well as the five-day volume weighted average trading price, for ibex common shares on the Nasdaq Global Market. The total transaction consideration is $70 million consisting of $45 million in cash and $25 million in seller financing. Subsequent to this transaction, Ibex will have a proforma net debt position of approximately $9 million based on Ibex’s most recently released balance sheet dated September 30, 2024.

Following the repurchase, TRGI will retain ownership of 1.8 million common shares of the Company, and ibex will no longer be a “controlled company” within the meaning of the Nasdaq Stock Market Rules. In addition, a majority of the Company’s eight person board will consist of independent directors after the repurchase. Five current directors appointed by TRGI shall continue to serve until the 2025 Annual General Meeting of Shareholders, and one of the two current ibex directors employed by TRGI will resign from the Company’s Board of Directors before the end of the year. Additionally, as part of the share repurchase, ibex will have the right to repurchase the remaining shares owned by TRGI within 4 years, if certain conditions are met.

“We are very pleased to announce this agreement with TRGI, which comes in addition to the more than $27 million in share repurchases we have made since September last year, reflecting the continued confidence in our business and growth trajectory,” said Bob Dechant, ibex CEO. “We believe that share repurchases are a prudent use of capital as we continue to generate free cash flow and maintain a strong balance sheet. Additionally, this transaction helps to further decrease our shareholder concentration and we will no longer be defined as a controlled company, as we will transition in full to NASDAQ’s corporate governance requirements to have independent board and committee composition. We believe this will give ibex the potential to broaden our shareholder base. TRGI has been a key partner to ibex for nearly 20 years for which we are deeply appreciative and will remain a meaningful investor as we move forward.”

Mohammed Khaishgi, TRGI CEO and Non-Executive Chairman of the Board of ibex, said, “Over the last two decades, we have been staunch believers in the vision and execution of ibex as it has grown its revenues nearly ten-fold over that period. In particular, we have been big supporters of the strategy that Bob and the ibex team have executed on for over a decade. We believe that now is the right time for ibex to pivot to the next stage of its evolution and move beyond the structure of a controlled company. We of course remain fervent in our support of the company’s future and look forward to continuing as non-controlling shareholders of ibex.”

EXHIBIT 99.1

The transaction was unanimously approved by a Special Transaction Committee comprised of members who were independent from TRGI. The Special Transaction Committee was advised by independent legal and financial advisors, and a fairness opinion was furnished by those financial advisors supporting the transaction. The entire Board, except for members employed by TRGI, who recused themselves from the vote, also ratified the transaction.

Lincoln International, LLC acted as financial advisor and Gibson, Dunn & Crutcher, LLC served as independent legal counsel to the Special Transaction Committee.

With the consummation of this transaction, ibex will pause its existing share repurchase program. Any decision in relation to a resumption of the existing or any future buyback program will be based on an ongoing assessment of the capital needs of the business and general market conditions.

About ibex
ibex delivers innovative business process outsourcing (BPO), smart digital marketing, online acquisition technology, and end-to-end customer engagement solutions to help companies acquire, engage and retain valuable customers. Today, ibex operates a global CX delivery center model consisting of 31+ operations facilities around the world, while deploying next generation technology to drive superior customer experiences for many of the world’s leading companies across retail, e-commerce, healthcare, fintech, utilities and logistics.

ibex leverages its diverse global team of over 31,000 employees together with industry-leading technology, including the AI-powered ibex Wave iX solutions suite, to manage nearly 200 million critical customer interactions, adding over $2.2B in lifetime customer revenue each year and driving a truly differentiated customer experience. To learn more, visit our website at ibex.co and connect with us on LinkedIn.

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Michael Darwal
ibex
Michael.Darwal@ibex.co

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ibex
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